Exhibit 3.1

ARTICLES OF INCORPORATION
OF
CHS INC.
(Amended and Restated Effective December 3, 2021)

ARTICLE I.
Name and Principal Place of Business

Section 1. The name of this cooperative corporation shall be CHS Inc.

Section 2. The principal place of business for this cooperative shall be in the City of Inver Grove Heights, County of Dakota, State of Minnesota. The registered office address of this cooperative shall be 5500 Cenex Drive, Inver Grove Heights, Minnesota 55077.

ARTICLE II.
Purposes and Powers

Section 1. This cooperative is organized for the following purposes:

(a) to receive, handle, store, warehouse, manufacture, process, market, purchase, sell and otherwise deal in the agricultural products of its members, nonmember patrons and others, including without limitation the processing and exporting of grain and other agricultural products;

(b) to manufacture, buy, sell, market, store, warehouse, acquire, transport, distribute, process, produce, drill, mine, refine, and otherwise deal in and procure for its members, nonmember patrons and others, petroleum products, fuel, oil, grease, automotive parts and accessories, supplies, services, minerals, feed, seed, fertilizer, machinery, equipment, supplies, and other goods, products, and merchandise, primarily for use upon farms or by farmers, or used or useful in the business of farming, recognizing that they may also be incidentally useful to other patrons; and

(c) to engage in any activity connected with or related to any such purposes, and to engage in any other lawful purpose.

To this end, the business and activities of this cooperative shall be conducted on a cooperative basis, as provided in the Bylaws of this cooperative.

Section 2. In addition to other powers, this cooperative may perform every act and thing necessary, proper, incidental or convenient to the conduct of this cooperative’s business or the accomplishment of the purposes of this cooperative, and this cooperative shall have all powers, privileges and rights conferred upon this cooperative by the laws of the State of Minnesota under which it was organized and acts amendatory thereof or supplemental thereto, and by the laws of the United States of America. Without limiting the foregoing, this cooperative shall have the power:

(a) To borrow money from and to loan money to its members, nonmember patrons and others; to guarantee or stand as surety on loans made to its members, nonmember patrons and others by lenders; to issue bonds, deeds of trust, debentures, notes, and other obligations, and to secure the same by pledge, mortgage, or trust deed on any property of this cooperative; to draw, make, accept, endorse, guarantee, execute, and issue promissory notes, bills of exchange, drafts, warrants, warehouse receipts, certificates and other obligations, and negotiable or transferable instruments for any purpose deemed necessary to further the objects for which this cooperative is formed;

(b) To acquire, purchase, hold, lease, encumber, sell, exchange, and convey such real estate, buildings, and personal property as the business of this cooperative may require;

(c) To purchase, acquire, own, mortgage, pledge, sell, assign, transfer or otherwise dispose of, equity or debt securities created by any other corporation or other legal entity wherever organized, with all the rights, powers and privileges of ownership thereof;

(d) To borrow money, to incur obligations and to assume obligations of any other person, individual, corporation or other legal entity, in any amount; and to make contracts of hire;

(e) To issue equity and debt securities, whether certificated or uncertificated, as further provided in Article IV hereof and in the Bylaws of this cooperative;

(f) To join with other cooperatives, corporations, partnerships, associations or other entities to form district, state, or national marketing, manufacturing, purchasing and service organizations, and other organizations engaged in the general purposes for which this cooperative is formed, and to purchase, acquire, and hold the capital stock or other equity interest and the notes, bonds and other obligations of such organizations;

(g) To have one or more offices, and to conduct any or all of its operations and business, and promote its purposes within and without the state of Minnesota without restriction as to places or amounts; and

(h) To carry on any other business in connection with the foregoing and to engage in any of said activities on its own account or as agent for others, or alone or in association with others; and to employ agents, consultants and nominees to perform any or all of the powers herein enumerated.

The powers, privileges and rights specified herein shall, except where otherwise expressed, be in no way limited or restricted by reference to or inference from the terms of any other provision of these Articles of Incorporation. The enumeration of powers, privileges and rights herein shall not be held to limit or restrict in any manner the general powers, privileges and rights conferred upon this cooperative by the laws of the State of Minnesota.

Section 3. This cooperative shall not deal in the products, supplies and services with or for nonmembers in an amount greater in value than the total amount of such business transacted by it with or for members. All business transacted by this cooperative for or on behalf of the United States or any agency or instrumentality thereof shall be disregarded in determining the volume of member and nonmember business transacted by this cooperative.

ARTICLE III.
Duration

This cooperative shall have perpetual existence.

ARTICLE IV.
Membership and Authorized Capital Instruments

Section 1. This cooperative is organized without capital stock on a membership basis.

Section 2. Membership in this cooperative shall be restricted to associations of producers of agricultural products, organizations operating on a cooperative basis (for purposes of Subchapter T of the Internal Revenue Code), and to certain producers of agricultural products, which or who in any case meet the conditions of membership as provided in this Article IV and the Bylaws of this cooperative. For purposes of this Article IV, “producers of agricultural products” shall mean persons (including individuals and joint ventures, corporations, partnerships, limited liability companies, limited liability partnerships, unincorporated associations or other legal entities owned or controlled by individual farmers, ranchers or their family groups) that are engaged in the production of one or more agricultural products, including tenants of land used for the production of such products and lessors of such land that receive as rent therefor any part of the product of such land.

The Board of Directors of this cooperative may establish a minimum amount of business (as a percentage of purchases, in dollar volume, or otherwise) that cooperative associations or persons must transact with or through this cooperative to be eligible for membership in this cooperative, and also may adopt such additional conditions, qualifications, methods of acceptance, duties, rights and privileges of membership in this cooperative as it may from time to time deem advisable. The Board of Directors of this cooperative may refuse membership or provide conditional membership to an applicant in its sole discretion. A membership in this cooperative is transferable only with the consent and approval of the Board of Directors.

Section 3. This cooperative shall have three (3) classes of members, which are hereby designated as the “Class A Member” class, the “Class B Member” class, and the “Class C Member” class as more particularly described in the Bylaws of this cooperative. This cooperative shall have such additional classes of members, with such designations, and such relative rights, preferences, privileges and limitations, as provided in the Bylaws of this cooperative. Although Class B Members are “members” for purposes of these Articles (with the rights and obligations as provided in these Articles or the Bylaws), Class B Members have no voting rights and are therefore not “members” for purposes of Chapter 308A of Minnesota Statutes.

Section 4. Voting rights in this cooperative arise solely by virtue of membership in this cooperative, and only Class A Members and Class C Members shall have voting power in this cooperative. Class A Members and Class C Members are referred to as “Voting Member” and collectively “Voting Members.” Class B Members shall have no voting power in this cooperative. Each Voting Member shall have a minimum of one (1) vote in the affairs of the cooperative, and may otherwise be entitled to additional votes as further authorized in the Bylaws. This cooperative is a cooperative described in Section 308A.641 of Minnesota Statutes.

Section 5. Associations of producers of agricultural products and producers of agricultural products described in the first paragraph of Section 2 of this Article IV who (i) patronize this cooperative under conditions established by the Board of Directors of this cooperative or as provided in the Bylaws of this cooperative but (ii) who are otherwise not eligible to be members of this cooperative may nevertheless conduct business with this cooperative on a patronage basis as a nonmember patron, as more particularly provided in the Bylaws of this cooperative. Such nonmember patrons are not members of this cooperative and are not entitled to voting rights or other privileges incident to membership in this cooperative.

Section 6. In addition to and not by way of limitation of the powers granted to the Board of Directors of this cooperative by the laws of the State of Minnesota or elsewhere in these Articles or the Bylaws of this cooperative, the Board of Directors shall have the following authority and powers, which may be exercised from time to time at its sole discretion:

The Board of Directors by resolution may establish and issue to any person (whether member, nonmember patron, or other person) one or more than one class or series of debt and/or equity instruments, may set forth the designation of classes or series of such debt and/or equity instruments, and may fix the relative rights, preferences, privileges and limitations of each class or series of debt and/or equity instruments, including, without limitation, one or more than one class or series of Preferred Equity instruments. Dividends may be paid on the equity capital of this cooperative which is evidenced by an equity instrument established pursuant to this Section 6; provided that dividends on such equity capital may not exceed eight percent (8%) per annum. Dividends may be cumulative. Debt or equity instruments established pursuant to this Section 6 shall not entitle the holder to voting rights. Unless otherwise expressly authorized by the Board of Directors, debt or equity instruments established and issued pursuant to this Section 6 may only be sold or transferred with the approval of the Board of Directors of this cooperative.

ARTICLE V.
Net Income and Loss

The net income of this cooperative in excess of additions to reserves shall be distributed to members and nonmember patrons annually or more often on the basis of patronage and the records of this cooperative may show the interest of members and equity holders in the reserves. Net income may be accounted for and distributed on the basis of allocation units that may be functional, divisional, departmental, geographic, or otherwise. Net income may be distributed in cash, allocated patronage equities (including without limitation Patrons’ Equities), revolving fund certificates, securities of this cooperative, other securities, or any combination thereof. Any such allocated equity shall be redeemable only at the option of the Board of Directors. The net loss of an allocation unit or allocation units may be offset against the net income of other allocation units to the extent permitted by Minnesota Statutes Section 308A.705, Subdivision 1. The net income or net loss of this cooperative or any allocation unit may be determined by including the cooperative’s proportionate share of the net income or loss of other entities in which the cooperative owns an equity interest. The foregoing provisions of this Article V shall be implemented as more particularly provided in the Bylaws of this cooperative.

ARTICLE VI.
First Lien

This cooperative shall have a first lien on all certificates of equity, patronage capital and other equity interests standing on its books (including any earned but not allocated capital equity to be issued to members as patronage refunds), for all indebtedness of the respective holders or owners thereof to this cooperative. This cooperative shall also have the right, exercisable at the option of the Board of Directors, to set off such indebtedness against the present value of such equity interests as determined from time to time by the Board of Directors; provided, however, that nothing contained herein shall give the holder of such equity interests any right to have such set off made.

ARTICLE VII.
Certain Corporate Actions; Dissolution

Section 1. A merger, consolidation, liquidation or dissolution involving this cooperative, or the sale of all or substantially all of the assets and property of this cooperative, may be authorized by the Voting Members, in accordance with the Minnesota Cooperative Law, Minnesota Statutes Chapter 308A, upon the approval of two-thirds (2/3) of the votes cast in person or by electronic or mail vote at an annual or special meeting of the members called for such purpose; provided, however, in the event the Board of Directors of this cooperative declares, by resolution adopted by a majority of the Board of Directors present and voting, that the action involves or is related to a hostile takeover, then the action may be adopted only upon the approval of eighty percent (80%) of the total voting power of the Voting Members, whether or not present and voting on the action. Notwithstanding Article X of these Articles of Incorporation, this Article VII may be amended only upon the approval of eighty percent (80%) of the total voting power of the Voting Members, whether or not present and voting on the amendment.

Section 2. In the event of any dissolution, liquidation or winding up of this cooperative, whether voluntary or involuntary, all debts and liabilities of this cooperative shall be paid first according to their respective priorities. As more particularly provided in the Bylaws, the remaining assets shall then be paid to the holders of equity capital to the extent of their interests therein and any excess shall be paid to the patrons of this cooperative on the basis of their past patronage. The Bylaws may provide more particularly for the allocation among the members and nonmember patrons of this cooperative of the consideration received in any merger or consolidation to which this cooperative is a party.

ARTICLE VIII.
Board of Directors

The business and affairs of this cooperative shall be managed by a Board of Directors of not less than seventeen (17) directors, as further provided in the Bylaws of this cooperative. Directors shall be elected by the Voting Members at the annual meeting of the members of this cooperative in such manner and for such terms as the Bylaws of this cooperative may prescribe.

ARTICLE IX.
Limitation of Director Liability

No director of this cooperative shall be personally liable to this cooperative or its members for monetary damages for breach of fiduciary duty as a director, except for liability:

(a) for a breach of the director's duty of loyalty to this cooperative or its members;

(b) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

(c) for a transaction from which the director derived an improper personal benefit; or

(d) for an act or omission occurring prior to the date when the provisions of this Article (or predecessor thereto) became effective.

It is the intention of the members of this cooperative to eliminate or limit the personal liability of the directors of this cooperative to the greatest extent permitted under Minnesota law. If amendments to the Minnesota Statutes are passed after the effective date of this Article which authorize cooperatives to act to further limit or eliminate the personal liability of directors, then the liability of the directors of this cooperative shall be limited or eliminated to the greatest extent permitted by the Minnesota Statutes, as so amended. Any repeal or modification of this Article by the Voting Members shall not adversely affect any right of or any protection available to a director of this cooperative which is in existence at the time of such repeal or modification.

ARTICLE X.
Amendment

These Articles of Incorporation may be amended in accordance with the Minnesota Cooperative Law, Minnesota Statutes Chapter 308A, upon the approval of a majority of the votes cast by Voting Members in person or by electronic or mail vote at an annual or special meeting of the members called for such purpose; provided, however, in the event the Board of Directors of this cooperative declares, by resolution adopted by a majority of the Board of Directors present and voting, that the amendment involves or is related to a hostile takeover, then the amendment may be adopted only upon the approval of eighty percent (80%) of the total voting power of the Voting Members, whether or not present and voting on the amendment.